Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Full Year 2017 and Fourth Quarter Earnings;
Increases 2018 Outlook
Dallas, January 25, 2018: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported GAAP diluted earnings per share of $6.19 and adjusted earnings per share of $7.51 for 2017. The company also reported fourth quarter GAAP diluted earnings per share of $1.50 and adjusted earnings per share of $1.98. Financial performance for the year was driven by strong contributions from Advanced Engineered Materials (AEM) and the Acetyl Chain which more than offset the decline in Consumer Specialties. Advanced Engineered Materials grew through the success of the opportunity pipeline, increased penetration into China, integration of the SO.F.TER. and Nilit acquisitions, and better performance in joint ventures. Recently, Celanese announced an agreement to acquire Omni Plastics, a custom compounder, which will expand its specialty polymer portfolio and broaden its exposure to new end markets. The Acetyl Chain progressively strengthened through the year as the business model advanced and overcame headwinds from Hurricane Harvey and a major planned turnaround.
Fourth Quarter and Full Year 2017 Highlights:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Advanced Engineered Materials	550	364	2,096	1,444
Consumer Specialties	187	225	785	929
Eliminations	(2)	—	(2)	—
Total Materials Solutions	735	589	2,879	2,373
Industrial Specialties	252	219	1,023	979
Acetyl Intermediates	717	597	2,669	2,441
Eliminations	(81)	(67)	(321)	(288)
Total Acetyl Chain	888	749	3,371	3,132
Other Activities	—	—	—	—
Intersegment Eliminations	(30)	(27)	(110)	(116)
Total	1,593	1,311	6,140	5,389

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss)
Advanced Engineered Materials	91	87	383	350
Consumer Specialties	48	76	218	302
Total Materials Solutions	139	163	601	652
Industrial Specialties	16	20	87	105
Acetyl Intermediates	160	66	424	340
Eliminations	—	—	—	1
Total Acetyl Chain	176	86	511	446
Other Activities	(98)	(132)	(211)	(205)
Total	217	117	901	893

Net earnings (loss)	204	161	849	906

Adjusted EBIT(1)(2)
Advanced Engineered Materials	135	121	567	479
Consumer Specialties	75	106	333	418
Total Materials Solutions	210	227	900	897
Industrial Specialties	16	18	90	106
Acetyl Intermediates	162	68	485	347
Eliminations	—	—	—	1
Total Acetyl Chain	178	86	575	454
Other Activities	(36)	(24)	(119)	(73)
Total	352	289	1,356	1,278

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Advanced Engineered Materials	43	31	168	122
Consumer Specialties	26	27	110	110
Total Materials Solutions	69	58	278	232

Operating EBITDA(1)	431	360	1,659	1,566
Diluted EPS - continuing operations	$1.50	$1.12	$6.19	$6.19
Diluted EPS - total	$1.49	$1.12	$6.09	$6.18
Adjusted EPS(1)	$1.98	$1.52	$7.51	$6.61

Net cash provided by (used in) investing activities	(92)	(247)	(549)	(439)
Net cash provided by (used in) financing activities	145	(292)	(351)	(759)
Net cash provided by (used in) operating activities	58	(47)	803	893
Free cash flow(1)	(38)	(116)	509	623
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document below.

Full Year Business Segment Overview
Materials Solutions
Materials Solutions' net sales grew 21 percent over 2016 to $2.9 billion as growth in AEM outweighed the step-down in Consumer Specialties, mainly tow. GAAP operating profit was $601 million and core income was $900 million for the year. Advanced Engineered Materials outperformed prior years driven by growth in its base business, new acquisitions, and higher affiliate earnings. Operating profit of $383 million was the second highest ever and segment income of $567 million was an all time high. Volume in AEM increased year over year with advancements in the opportunity pipeline, the acquisition of SO.F.TER. and Nilit, and growth across regions, particularly in Asia. For the year, 2,232 new projects were commercialized. This 61 percent increase in project commercializations from 2016 underscores AEM's ability to address demand from customers for a solutions-based partnership via the opportunity pipeline model. In just a few years, the business has grown project completions multi-fold by mapping customer options to polymer solutions, organizing projects into programs, prioritizing internal resources, and translating that success across end-uses.
Consumer Specialties' GAAP operating profit was $218 million and segment income was $333 million. In line with expectations, tow price and volume stepped down in 2017 from 2016 due to depressed tow industry utilization rates and offset gains from productivity initiatives.
Affiliate earnings in Materials Solutions was $278 million and the increase over prior year was driven by higher MTBE pricing in Ibn Sina along with better results at the polymer joint ventures. Earnings from acetate tow joint ventures in China were consistent year over year.
Acetyl Chain
The Acetyl Chain recorded the third highest GAAP operating profit of $511 million and second highest ever core income of $575 million. These results were achieved despite constrained volumes in the second quarter from a significant planned turnaround in Clear Lake, Texas and disruption in the US Gulf Coast from Hurricane Harvey in the third quarter. Operating profit margin was 15.2 percent, a 50 basis points improvement over the previous high in 2014, and core income margin was 17.1 percent, a 260 basis point expansion from the prior high in 2016. The business identified and executed on multiple opportunities to drive margin enhancing growth, particularly in acetic acid in Asia, and overcame raw material cost inflation, specifically methanol. The robust results for the year benefited from the business's ability to manage demand and raw material volatility with unique assets and a global supply chain.

Recent Highlights

•	Demonstrated the Acetyl Chain's capabilities to address a dynamic market with multiple supply dislocations, particularly in the second half of 2017.

•	Completed 587 projects in the fourth quarter, the highest ever in AEM. Total new project commercializations in 2017 were 2,232, a 61 percent increase year over year.

•
Signed a definitive agreement to acquire Omni Plastics and its subsidiaries, including the distributor Resinal de Mexico. Omni Plastics specializes in custom compounding of various engineered thermoplastics with a compounding facility in Evansville, Indiana, and additional offices in Mexico City.

•
Received regulatory approvals for the acetate tow joint venture in Mexico, Turkey, Russia, and China, four out of six jurisdictions requiring approval. Confirmed receipt of a statement of objections from the European Commission as part of the Phase II review process. Completed major carve-out milestone to create a new legal entity and operating structure for the cellulose derivatives business, in preparation for contribution to the JV upon close.

•
Declared the polyacetal facility at the Ibn Sina joint venture commercially operational as of the beginning of the fourth quarter. Upon successful startup of the polyacetal facility, Celanese’s economic interest in Ibn Sina increased from 25 percent to 32.5 percent.

•
Completed a public offering of €300 million aggregate principal amount of 1.25% Senior Notes due 2025, using net proceeds primarily for a voluntary contribution to fully fund qualified U.S. pension plans.

Fourth Quarter Business Segment Overview
Materials Solutions
Materials Solutions reported record net sales of $735 million in the fourth quarter, a 25 percent improvement over 2016. Growth in AEM from new project introductions and acquisitions partially offset the decline in Consumer Specialties from tow. AEM delivered the second highest fourth quarter GAAP operating profit of $91 million and the highest ever fourth quarter segment income of $135 million. The strong fourth quarter included a concerted effort to dampen seasonality through diversifying geographies and applications by focusing on solutions-based customer interaction. The opportunity pipeline expanded by 587 projects in the quarter continuing the traction with customers in identifying possibilities for value enhancement. Operating profit margin of 16.5 percent and segment income margin of 24.5 percent were lower year over year with new acquisitions contributing to margin dilution and temporarily higher plant costs in the quarter. Margins are expected to recover as synergies from recent acquisitions are realized in 2018 and beyond. Contributions from higher volumes and affiliate earnings more than offset higher raw material and plant costs.
Acetate tow price and volume declined in the fourth quarter year over year due to lower tow industry utilization which was in line with expectations. Sequentially, results were largely consistent.
Acetyl Chain
The Acetyl Chain's net sales for the quarter were $888 million, 19 percent higher than the same quarter last year, driven by increases in price. GAAP operating profit of $176 million was the third highest ever and core income of $178 million was a fourth quarter record, a 107 percent improvement over the same quarter in 2016. The Acetyl Chain was particularly well-positioned and the flexibility in its global supply chain enabled it to respond quickly to changes in instantaneous utilization rates, particularly in China. GAAP operating margin of 19.8 percent and core income margin of 20.0 percent were both records. The business used its model and better market dynamics to increase prices, mainly in acetic acid, in excess of rising raw material input costs, mainly methanol and ethylene.

Cash Flow and Tax
Operating cash flow was $803 million for the year. Free cash flow was $825 million before taking into account the $316 million voluntary contribution to fully fund qualified U.S. pension plans. Capex for the year was $267 million, including $140 million of growth investment.
$741 million of cash was returned to shareholders, repurchasing 5.4 million shares for $500 million and distributing $241 million in dividends for the year. As of December 31, 2017, $1.5 billion remains under the current share repurchase authorization.
As a result of the recent Tax Cuts and Jobs Act of 2017, a net tax expense of $90 million was recognized in the fourth quarter of 2017, with tax on deemed repatriation of accumulated foreign earnings partially offset by a reduction of deferred tax liabilities. A net tax benefit of $76 million was recognized related to foreign tax credits generated from reorganization of the acetate tow business in preparation for the acetate tow joint venture. These amounts were excluded from the adjusted rate. No material cash impact is expected from the deemed repatriation due to existing foreign tax credit carryforwards.
Outlook
"We set out in 2017 to further strengthen our business models in both AEM and the Acetyl Chain while addressing the headwinds in Consumer Specialties. In AEM, we made progress on integrating two high value-add acquisitions. Organic growth was further enhanced by extending the opportunity pipeline to the newly integrated polymers, creating current and future earnings uplift. In the Acetyl Chain, the business planned efficiently to address the scheduled turnaround in Clear Lake and also responded swiftly to address industry disruptions by leveraging its global supply chain. As a result, in 2017 we reported the second highest operating profit of $901 million and record adjusted EBIT of $1.4 billion. In 2018, we expect the AEM pipeline model to evolve to a higher level of project volume and the Acetyl Chain to carry forward the momentum from its improved model. Tow earnings should be relatively flat. An early read on the recent tax reform indicates a 2 percent lower adjusted tax rate of 14 percent for Celanese in 2018. Taking all these drivers into consideration, current estimations for 2018 put growth of adjusted earnings per share in the 10-14 percent range, with more of the growth in the first half of the year," said Mark Rohr, chairman and chief executive officer.
Regarding a forward view on a US GAAP basis, we are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. The Company's earnings presentation and prepared remarks related to the fourth quarter and full year results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on January 25, 2018. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Surabhi Varshney	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 3078	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Surabhi.Varshney@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese's global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,600 employees worldwide and had 2017 net sales of $6.1 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions including the announced stock purchase transaction. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release, including with respect to the acquisition. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's business segments in two subtotals, reflecting our two cores, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. As described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, the Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the Company's Advanced Engineered Materials segment and the Consumer Specialties segment.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core (i.e. Acetyl Chain and/or Materials Solutions) may also be referred to by management as core income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin. Adjusted EBIT margin by core may also be referred to by management as core income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about January 25, 2018 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended December 31,
	2017	2016
	(In $ millions, except share and per share data)
Net sales	1,593	1,311
Cost of sales	(1,182)	(989)
Gross profit	411	322
Selling, general and administrative expenses	(165)	(184)
Amortization of intangible assets	(6)	(2)
Research and development expenses	(19)	(20)
Other (charges) gains, net	(2)	1
Foreign exchange gain (loss), net	(1)	(2)
Gain (loss) on disposition of businesses and assets, net	(1)	2
Operating profit (loss)	217	117
Equity in net earnings (loss) of affiliates	48	41
Interest expense	(31)	(29)
Refinancing expense	—	—
Interest income	—	1
Dividend income - cost investments	26	26
Other income (expense), net	5	—
Earnings (loss) from continuing operations before tax	265	156
Income tax (provision) benefit	(60)	5
Earnings (loss) from continuing operations	205	161
Earnings (loss) from operation of discontinued operations	(2)	—
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	1	—
Earnings (loss) from discontinued operations	(1)	—
Net earnings (loss)	204	161
Net (earnings) loss attributable to noncontrolling interests	(1)	(1)
Net earnings (loss) attributable to Celanese Corporation	203	160
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	204	160
Earnings (loss) from discontinued operations	(1)	—
Net earnings (loss)	203	160
Earnings (loss) per common share - basic
Continuing operations	1.50	1.13
Discontinued operations	(0.01)	—
Net earnings (loss) - basic	1.49	1.13
Earnings (loss) per common share - diluted
Continuing operations	1.50	1.12
Discontinued operations	(0.01)	—
Net earnings (loss) - diluted	1.49	1.12
Weighted average shares (in millions)
Basic	135.8	141.9
Diluted	136.3	142.6

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2017	2016
	(In $ millions, except share and per share data)
Net sales	6,140	5,389
Cost of sales	(4,625)	(3,984)
Gross profit	1,515	1,405
Selling, general and administrative expenses	(456)	(416)
Amortization of intangible assets	(20)	(9)
Research and development expenses	(72)	(78)
Other (charges) gains, net	(60)	(11)
Foreign exchange gain (loss), net	(1)	(1)
Gain (loss) on disposition of businesses and assets, net	(5)	3
Operating profit (loss)	901	893
Equity in net earnings (loss) of affiliates	183	155
Interest expense	(122)	(120)
Refinancing expense	—	(6)
Interest income	2	2
Dividend income - cost investments	108	108
Other income (expense), net	3	(2)
Earnings (loss) from continuing operations before tax	1,075	1,030
Income tax (provision) benefit	(213)	(122)
Earnings (loss) from continuing operations	862	908
Earnings (loss) from operation of discontinued operations	(16)	(3)
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	3	1
Earnings (loss) from discontinued operations	(13)	(2)
Net earnings (loss)	849	906
Net (earnings) loss attributable to noncontrolling interests	(6)	(6)
Net earnings (loss) attributable to Celanese Corporation	843	900
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	856	902
Earnings (loss) from discontinued operations	(13)	(2)
Net earnings (loss)	843	900
Earnings (loss) per common share - basic
Continuing operations	6.21	6.22
Discontinued operations	(0.10)	(0.01)
Net earnings (loss) - basic	6.11	6.21
Earnings (loss) per common share - diluted
Continuing operations	6.19	6.19
Discontinued operations	(0.10)	(0.01)
Net earnings (loss) - diluted	6.09	6.18
Weighted average shares (in millions)
Basic	137.9	144.9
Diluted	138.3	145.7

Consolidated Balance Sheets - Unaudited

	As of December 31, 2017	As of December 31, 2016
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	576	638
Trade receivables - third party and affiliates, net	986	801
Non-trade receivables, net	244	223
Inventories	900	720
Marketable securities, at fair value	32	30
Other assets	54	60
Total current assets	2,792	2,472
Investments in affiliates	976	852
Property, plant and equipment, net	3,762	3,577
Deferred income taxes	366	159
Other assets	338	307
Goodwill	1,003	796
Intangible assets, net	301	194
Total assets	9,538	8,357
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	326	118
Trade payables - third party and affiliates	807	625
Other liabilities	354	322
Income taxes payable	72	12
Total current liabilities	1,559	1,077
Long-term debt	3,315	2,890
Deferred income taxes	211	130
Uncertain tax positions	156	131
Benefit obligations	585	893
Other liabilities	413	215
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(2,031)	(1,531)
Additional paid-in capital	175	157
Retained earnings	4,920	4,320
Accumulated other comprehensive income (loss), net	(177)	(358)
Total Celanese Corporation stockholders' equity	2,887	2,588
Noncontrolling interests	412	433
Total equity	3,299	3,021
Total liabilities and equity	9,538	8,357